CONFIDENTIAL SETTLEMENT AGREEMENT
BETWEEN
MYSPACE, INC.
AND
THEGLOBE.COM, INC. AND MICHAEL EGAN

This Confidential Settlement Agreement including mutual releases and covenants not to sue (the "Agreement"), effective as of March 15, 2007 (the "Effective Date"), is entered into by and between MySpace, Inc. ("MySpace") on the one hand, and TheGlobe.com, Inc. ("TheGlobe") and TheGlobe's CEO, Michael Egan ("Egan") on the other.

WHEREAS, MySpace filed an action against TheGlobe, which is now pending in the United States District Court, Central District of California (the "Court"), Case No. CV 06-3391 (the "Lawsuit");

WHEREAS, on February 28, 2007 the Court entered an Order granting partial summary judgment for MySpace on TheGlobe.com's liability for violations of Sections 7704(a)(1), 7704(a)(5) and 7704(b)(1) of the CAN-SPAM Act, for violations of California Business & Professions Code Section 17529.5, and for breach of MySpace's Terms of Service contract;

WHEREAS, Egan, through one or more of his controlled entities, is a secured creditor of TheGlobe;

WHEREAS, Egan, together with one or more of his controlled entities, is the controlling shareholder of TheGlobe; and

WHEREAS, MySpace and TheGlobe and Egan (collectively, the "Parties") desire to settle their disputes;

NOW THEREFORE, the Parties agree as follows:

1. Within fifteen (15) business days following execution of this Agreement, TheGlobe agrees to pay MySpace $2,550,000 (the "Payment") by wire transfer of immediately available funds to the client trust account of Greenberg Traurig LLP.

2. Within fifteen (15) business days following execution of this Agreement, Egan shall sign an agreement of indemnity in a form and substance satisfactory to Egan and MySpace in their reasonable commercial discretion, which indemnity will include, without limitation, a waiver of all claims of subrogation and rights of reimbursement from TheGlobe in connection with the Security, the Indemnity and TheGlobe's obligation to make the Payment under this Agreement ("Indemnity"), and provide a letter of credit, cash deposit or equivalent security subject to documentation and otherwise in form and substance satisfactory to MySpace in the exercise of its reasonable commercial discretion ("Security"), which Indemnity and Security will expire and be released on the one hundredth day following the making of the Payment so long as no bankruptcy petition, assignment for the benefit of creditors or like liquidation, reorganization or insolvency proceeding is instituted or filed during such 100-day period.

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3. Contemporaneous with the execution of this Agreement, the Parties shall execute a Consent Judgment (in the form set forth in Exhibit A) providing for permanent injunctive relief, which will be jointly filed by the Parties upon the last of TheGlobe's making of the Payment and Egan's delivery of the Indemnity and the Security to MySpace. The Consent Judgment will provide for a dismissal of all claims with prejudice and shall provide that TheGlobe does not admit wrongdoing or liability. The Consent Judgment will also provide that the Court shall retain jurisdiction to enforce any violations of the injunctive relief provisions of the Consent Judgment.

4. Release:

(a) By MySpace: MySpace forever releases and discharges Egan, Edward Cespedes, TheGlobe and its directors, officers, trustees, agents, managers, supervisors, employees, representatives, attorneys, assigns and successors, past and present, and each of them, as well as any of their respective subsidiaries and/or controlled entities (collectively, the "MySpace Releasees") from any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise (the "Claims"), whether now known which may hereafter exist, including, but not limited to, Claims based on or arising out of any of the matters asserted in the Lawsuit. Notwithstanding the foregoing, nothing in this release shall apply to the obligations of Egan and TheGlobe created under this Agreement,

(b) By TheGlobe and Egan: TheGlobe and Egan forever release and discharge MySpace and its agents, employees, representatives, attorneys, assigns and successors, past and present, and each of them, as well as any of their respective subsidiaries and/or controlled entities (collectively, the " TheGlobe Releasees") from any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise (the "Claims"), whether now known which may hereafter exist, including, but not limited to, Claims based on or arising out of any of the matters asserted in the Lawsuit. Notwithstanding the foregoing, nothing in this release shall apply to the obligations of MySpace created under this Agreement

(c) These releases shall become effective upon the last of TheGlobe's making of the Payment and Egan's delivery of the Indemnity and the Security to MySpace.

5. Waiver under Section 1542. The Parties expressly understand and acknowledge that they may have other claims against one or more of the MySpace and/or TheGlobe Releasees that are unknown at the present time. Each of the Parties assumes all risks for such claims of every nature, known or unknown, suspected or unsuspected. Each of the Parties has read and, except as otherwise provided in this Agreement, hereby waives any rights otherwise granted to it under Section 1542 of the Civil Code of the State of California or analogous statutes. Section 1542 of the Civil Code of the State of California provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

6. Each of the Parties agrees, promises, and covenants to each other that it will not initiate, file or seek to initiate any arbitration or file any legal action in a court, tribunal or any other forum against the other, for any Claim, known or unknown, which presently exists, existed in the past, or may arise in the future which has been released pursuant to the terms of this Agreement. In the event that a party to this Agreement hereafter commences any legal action against the other party to enforce any of the terms of this Agreement, the Security or the Indemnity, the prevailing party shall be indemnified by the losing party for all costs and expenses incurred, including reasonable attorneys' fees.

7. The Parties expressly agree to keep the terms of this Agreement strictly confidential, and that such confidentiality is a material term of this Agreement. In this regard, the Parties agree not to disclose, or cause to be disclosed, either directly or indirectly, any of the terms of this Agreement. Notwithstanding the foregoing, nothing herein shall prohibit or restrict the Parties from: (a) informing their attorneys, accountants, tax preparers, insurers and business managers of the terms of this Agreement, or from disclosing, if required by law, to any governmental or regulatory authority (including in filings with the Securities & Exchange Commission, if required to do so based on reasonable advice of counsel), as well as in response to a discovery demand in any judicial or administrative proceeding, the terms of this Agreement, including but not limited to the amount paid in settlement, provided that the parties advise their attorneys, accountants, tax preparers, insurers, business managers, attorneys and/or judicial and administrative officers of the confidentiality provision hereof and obtain assurances that they will comply with this confidentiality provision, or (b) disclosing this Agreement in order to enforce its terms in court. In addition, any Party may publicly disclose that the Lawsuit settled on confidential terms that included a substantial "7 figure" payment to MySpace, or words to that effect, and that as a result of the settlement the Lawsuit has been dismissed with prejudice as set forth in the Consent Judgment on file with the Court. Further, MySpace may, in its sole discretion, disclose the amount of the Payment set forth in paragraph 1. The parties also shall not be restricted in referencing anything that was or is included in the Court's file and which therefore is or later becomes otherwise publicly available.

8. Each of the Parties acknowledges and represents that this Agreement is executed and received in compromise of disputed claims; that each has had advice of counsel of its own choosing in the negotiations for and in the preparation and execution of this Agreement; that each is fully aware of the contents and legal effects of this Agreement; that the terms of this Agreement are contractual and not mere recitals; that each has relied on its own belief, judgment, and knowledge as to the nature and extent of its own claims and rights and not on any representation or statement with regard thereto made by or on behalf of any of the other parties.

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9. Any Notice provided for in this Agreement shall be in writing and shall be delivered personally, by air courier, or by facsimile (with receipt confirmed) or sent by registered U.S. mail, with postage prepaid, to the following addresses:

To MySpace:	To TheGlobe:	To Egan:
MySpace, Inc. Attn: General Counsel 407 N. Maple Drive Beverly Hills, CA 90210 Phone: 310-969-7442 Facsimile: 310-969-7259	TheGlobe.com, Inc. Attn: Edward Cespedes 110 East Broward Blvd., Suite 1400 Fort Lauderdale, FL 33301 Phone: 954-769-5948 Facsimile: 954-769-5930	Michael Egan 110 East Broward Blvd., Suite 1400 Fort Lauderdale, FL 33301 Phone: 954-769-5959 Facsimile: 954-769-5930
With a copy to:	With a copy to:	With a copy to:
Ian C. Ballon, Esq. Greenberg Traurig, LLP 2450 Colorado Ave., Suite 400 East Santa Monica, CA 90404 Phone: 310-586-7700 Facsimile: 310-586-7800 Email: ballon@gtlaw.com	Andrew Baum Darby & Darby, LLP 805 Third Avenue New York, NY 10022 Phone: 212-527-7700 Facsimile: 212-527-7701 abaum@darbylaw.com	William J. Gross Tripp Scott, P.A. 110 SE 6th Street, 15th Fl. Fort Lauderdale, FL 33301 Phone: 954-760-4904 Facsimile: 954-761-8475 wjg@trippscott.com

The addresses set forth in this Paragraph may be changed by written notice given as provided herein. A notice shall be conclusively deemed to have been received by the party to which it was addressed on the earlier of: (i) the actual receipt; (ii) the confirmation of receipt by facsimile; or (iii) three business days after deposit in the United States mail or with a courier.

10. Should TheGlobe become subject to a case or proceeding under any Chapter of the Federal Bankruptcy Code at any time, and if the Payment or any part thereof contemplated in Paragraph 1 of this Agreement is pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored, whether as voidable preference, fraudulent transfer or otherwise, then the obligations of TheGlobe under this Agreement shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned..

11. This Agreement shall be construed and enforced according to, and governed by, the laws of the State of California (excluding its choice of law provisions). In the event of any litigation to enforce this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees. All litigation arising out of or relating to this Agreement shall be brought exclusively in the appropriate state or federal court in Los Angeles, California.

12. Each of the Parties warrants and represents that it has not assigned or agreed to assign to any person all or any part of any Claim addressed or released in this Agreement. Each

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of the Parties agrees to defend and indemnify any of the other Parties from and against any breach of the foregoing representation and warranty.

This Agreement expresses the entire agreement among the Parties with respect to its subject matter and there are no representations, promises or warranties other than as set forth in this Agreement., This Agreement may not be changed, supplemented, or amended except in writing by the duly authorized representative of the Party to be charged. This Agreement is binding on each of the successors and assigns of the Parties. Each of the Parties warrants that the person executing this Agreement on its behalf is duly authorized to do so. Egan represents and warrants that he has full authority and has obtained all consents necessary to enter into and become bound by this Agreement, and represents and warrants that this Agreement is enforceable against him in accordance with its terms.

13. The Parties may execute this Agreement in one or more counterparts, all of which taken together will constitute one and the same instrument.

14. EACH OF THE UNDERSIGNED ACKNOWLEDGES THAT HE OR SHE HAS CAREFULLY READ AND FULLY UNDERSTOOD THE CONTENTS OF THIS AGREEMENT AND HAS CONFERRED WITH LEGAL COUNSEL BEFORE SIGNING IT.

DATED: ______________

By: Matthew Polesetsky
Matthew Polesetsky
Vice President, Business and Legal Affairs
MYSPACE, INC.

DATED: ______________

By: ______________
Edward Cespedes
President
THEGLOBE.COM, INC.

DATED: ______________

By: Michael Egan
Michael Egan

MSE

APPROVED AS TO FORM:

GREENBERG TRAURIG, LLP

DATED: ______________________ By: ______________________
Ian C. Ballon
Attorneys for MYSPACE, INC.

DARBY & DARBY, LLP

DATED: ______________________ By: ______________________
Andrew Baum
Attorneys for THEGLOBE.COM, INC.

TRIPP SCOTT, P.A.

DATED: ______________________ By: ______________________
William J. Gross
Attorneys for MICHAEL EGAN